FIRST AMENDMENT TO THE
                         PRINCIPAL INVESTORS FUND, INC.
                             SUB-ADVISORY AGREEMENT

Agreement executed as of the 12th day of December, 2000, to amend the Sub-Advisory Agreement executed as of September 15, 2000 (and including any subsequent amendments thereafter) by and between Principal Management Corporation (hereinafter called the "Manager") and Principal Capital Income Investors, LLC (hereinafter called "PCII").

WHEREAS, in the Sub-Advisory Agreement, Manager retained PCII to furnish it with portfolio selection and related research and statistical services in connection with the investment advisory services which the Manager has agreed to provide to the Principal Investors Fund, Inc. (hereinafter called the "Fund"); and

WHEREAS, the Manager and PCII now wish to amend the Sub-Advisory Agreement;

NOW, THEREFORE, in consideration of the terms and conditions set forth hereinafter, the parties agree that effective January 1, 2001 Schedule A will read as follows:


                                   SCHEDULE A

   Balanced (Fixed-Income Securities Only).......................0.086%
   Bond & Mortgage Securities....................................0.106%
   Government Securities.........................................0.06%
   High Quality Intermediate Term Bond...........................0.06%
   High Quality Short-Term Bond..................................0.055%
   High Quality Long-Term Bond...................................0.06%
   Money Market..................................................0.05%


                      Principal Management Corporation


                      By:  /s/A S Filean
                           A. S. Filean


                      Principal Capital Income Investors, LLC


                      By:  /s/Randall C Mundt
                           Randall C. Mundt